Exhibit 99.1

FEI Company 5350 NE Dawson Creek Drive Hillsboro, Oregon USA 97124-5793

Phone: 503 726-7500 Fax: 503 726-7509 www.feic.com

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Investor Relations

(503) 726-7710

fchamberlin@feico.com

FEI COMPANY ADOPTS SHAREHOLDERS’ RIGHTS PLAN

HILLSBORO, Ore./July 27, 2005 – FEI Company (Nasdaq:FEIC) ) announced today that on July 21, 2005 its board of directors adopted a shareholders’ rights plan.  The plan is designed to assure shareholders fair value in the event of a future unsolicited business combination or similar transaction involving the company.  The plan was not adopted in response to any attempts to acquire the company, and the company is not aware of any such efforts.

Under the plan, FEI will issue a dividend of one right for each share of common stock of the company held by shareholders of record as of the close of business on August 12, 2005.  The rights will initially trade with FEI’s common stock.  Each right will initially entitle shareholders to purchase a fractional share of the company’s preferred stock for an exercise price of $120.  However, the rights are not immediately exercisable and will generally become exercisable if a person or group acquires beneficial ownership of 20% or more of FEI’s outstanding common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of FEI’s common stock, or in the case of Philips or its affiliates, 30% or more of FEI’s outstanding common stock.  The rights will become exercisable by holders, other than the unsolicited third party acquirer, for shares of FEI or of the third party acquirer having a value of twice the rights’ then-current exercise price.  The rights are redeemable by FEI for $0.001 per right and will expire on August 12, 2015.

Further details of the plan are outlined in a letter that will be mailed to shareholders as of the record date.

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Angstrom level.  With R&D centers in North America and Europe, and sales and service operations in more the 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality.  More information can be found on the FEI website at: www.feicompany.com.

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